Ex. 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces First Quarter 2019 Earnings and Declares Dividend

CAMBRIDGE, MA. (April 17, 2019) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company, today announced unaudited net income of $6,198,000 for the quarter ended March 31, 2019, an increase of $393,000, or 6.8%, compared to net income of $5,805,000 for the quarter ended March 31, 2018. Diluted earnings per share were $1.49 for the first quarter of 2019, representing a 5.7% increase over diluted earnings per share of $1.41 for the same quarter last year.

Excluding merger and acquisition expenses incurred during the quarter related to the pending Optima Bank & Trust Company (“Optima”) merger, operating net income was $6,285,000 for the quarter ended March 31, 2019, an increase of $480,000, or 8.3%, compared to $5,805,000 for the quarter ended March 31, 2018. Operating diluted earnings per share were $1.52 for the first quarter of 2019, representing a 7.8% increase over operating diluted earnings per share of $1.41 for the same quarter last year. The merger is anticipated to close on April 17, 2019.

First quarter 2019 highlights as compared to the first quarter of 2018:

•	Loan growth of $173.4 million, or 12.5%
•	Core deposit growth of $97.0 million, or 5.9%
•	Net income growth of $393,000, or 6.8%
•	Total shareholders’ equity to total assets ratio of 8.06%
•	Book value per share increased to $41.78, or 13.6%

“We are pleased to report the Company delivered strong earnings during the first quarter of 2019,” noted Denis K. Sheahan, Chairman and CEO. “Cambridge Bancorp posted strong profitability metrics for the quarter with annualized return on average assets of 1.18% and annualized return on average shareholders’ equity of 14.90%. Loan originations remained strong in the first quarter of 2019, however, payoffs in the commercial real estate lending category dampened overall growth. In addition, deposit campaigns and business development initiatives have led to solid core deposit growth.”

Balance Sheet

Total assets increased $37.2 million, or 1.8%, from December 31, 2018 and were $2.1 billion as of March 31, 2019.

Total loans decreased $4.6 million, or 0.3%, from December 31, 2018 and stood at $1.6 billion as of March 31, 2019. The reduction in total loans was due to a decrease in commercial real estate loans of $8.1 million, from $758.0 million at December 31, 2018 to $749.8 million at March 31, 2019, and decreases in commercial and industrial loans of $3.5 million, or 3.8%, from $93.7 million at December 31, 2018 to $90.2 million at March 31, 2019. These decreases were partially offset by increases in residential mortgage loans of $8.9 million, or 1.5%, from $604.3 million at December 31, 2018 to $613.3 million at March 31, 2019. Total loan originations during the quarter were strong despite elevated levels of loan payoffs, particularly in the commercial real estate portfolio.

The Company’s total investment securities portfolio decreased by $7.4 million, or 1.6%, from $451.0 million at December 31, 2018 to $443.6 million at March 31, 2019. During the quarter, the Company sold $16.0 million of low-yielding bonds at a loss totaling $87,000.

Within other assets, the adoption of accounting guidance for leases (“ASU 2016-02”) in 2019 required the Company to recognize right of use lease assets and corresponding lease liabilities on the balance sheet. The increase in other assets of $35.8 million from December 31, 2018 was primarily due to the capitalization of the right of use assets in accordance with ASU 2016-02. The corresponding lease liabilities recognized in accordance with ASU 2016-02 was the primary reason for the increase in other liabilities of $31.0 million.

Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $43.1 million, or 2.6%, from $1.7 billion at December 31, 2018. Growth in core deposits during the quarter was attributable to successful savings and money market campaigns, as we strive to attract and deepen client relationships. The cost of total deposits for the quarter ended March 31, 2019 was 0.55%, as compared to 0.22% for the quarter ended March 31, 2018. Total deposits at March 31, 2019 were $1.9 billion.

Short-term borrowings were reduced to zero as of March 31, 2019 from $90.0 million at December 31, 2018 due to strong core deposit growth. Certificates of deposit, which totaled $169.3 million at March 31, 2019, increased by $47.8 million from $121.4 million at December 31, 2018, primarily due to a $45.6 million increase in brokered certificates of deposit, an alternative source of wholesale funding.

Net Interest and Dividend Income

For the quarter ended March 31, 2019, net interest and dividend income after provision for loan losses increased by $1.6 million, or 10.9%, to $16.4 million, as compared to $14.7 million for the quarter ended March 31, 2018. Interest on loans increased $2.9 million, or 21.5%, which was driven by a combination of net loan growth and the impact of rising rates on our variable rate loan portfolio. Interest on deposits increased by $1.5 million, or 160.0%, due to an increase in cost of deposits combined with strong deposit growth. The Company’s net interest margin, on a fully taxable equivalent basis, decreased two basis points to 3.26% for the quarter ended March 31, 2019, as compared to 3.28% for the quarter ended March 31, 2018.

Provision for Loan Loss

The Company released $93,000 from the allowance for loan losses due to the volume and change in mix of the loan portfolio during the quarter ended March 31, 2019. The allowance for loan losses to total loans ratio remained strong at 1.07% as of March 31, 2019.

Noninterest Income

Total noninterest income decreased by $221,000, or 2.7%, to $8.0 million for the quarter ended March 31, 2019, as compared to $8.2 million for the quarter ended March 31, 2018. The decrease was due to a bank owned life insurance gain recorded in the quarter ended March 31, 2018 as well as losses on the sale of investment securities of $87,000 in the current quarter of 2019. Noninterest income was 32.9% of total revenue for the quarter ended March 31, 2019.

Wealth Management revenue remained consistent for the first quarter of 2019 as compared to the first quarter of 2018. Wealth Management Assets under Management and Administration increased by $222.8 million, or 7.7%, from December 31, 2018 and ended at $3.1 billion as of March 31, 2019, primarily as a result of appreciation in the equity markets during the first quarter of 2019.

Noninterest Expense

Total noninterest expense increased by $872,000, or 5.6%, to $16.4 million for the quarter ended March 31, 2019, as compared to $15.5 million for the quarter ended March 31, 2018, primarily driven by higher salaries and benefits expense, data processing expense, occupancy and equipment expense, and merger expenses. The increase in salaries and employee benefits expense of $754,000 was driven by increased staffing to support new business development initiatives. The increase of $116,000 in data processing expense was due to investments made in technology. The increase of $103,000 in occupancy and equipment expense was due to the opening of an additional Wealth Management office in Boston, MA. Merger expenses of $91,000 were related to legal, accounting, and regulatory filing costs associated with the pending acquisition of Optima.

Noninterest expense increases were partially offset by lower FDIC insurance expense of $151,000 for the quarter ended March 31, 2019, as compared to March 31, 2018, as the Company has begun to recognize its apportioned share of credits associated with the FDIC’s Deposit Insurance Fund which has exceeded its target reserve ratio.

Asset Quality

Loan quality remained sound with non-performing loans totaling $626,000, or 0.04% of total loans outstanding as of March 31, 2019. The allowance for loan losses was $16.7 million, or 1.07% of total loans outstanding at March 31, 2019, as compared to $16.8 million, or 1.08% of total loans outstanding at year end 2018. Net loan charge offs remained minimal at $23,000 for the first quarter of 2019.

Income Taxes

The Company’s effective tax rate was 21.9% for the quarter ended March 31, 2019, as compared to 21.8% for the quarter ended March 31, 2018. Additionally, the Company recognized $186,000 of tax benefit resulting from the accounting for share-based payments during the first quarter of 2019.

Dividend & Capital

On April 16, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.51 per share, which is payable on May 16, 2019 to shareholders of record as of the close of business on May 2, 2019.

The Company’s total shareholders’ equity to total assets ratio increased by 11 basis points to 8.06% as of March 31, 2019, as compared to 7.95% as of December 31, 2018. Book value per share grew by $1.11, or 2.7%, to $41.78 as of March 31, 2019, as compared to $40.67 as of December 31, 2018.

Merger Update

The Company has received all required regulatory approvals for the proposed merger between Cambridge Trust Company and Optima. The shareholders of Optima approved the transaction at a special meeting held on March 14, 2019. The anticipated closing date of the merger is April 17, 2019, effective at 11:59 p.m. Eastern Standard Time, subject to closing conditions.  The addition of Optima’s six banking offices will bring our total full service banking office count to sixteen and allow us to offer comprehensive private banking and wealth management services in New Hampshire.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 128-year-old Massachusetts chartered commercial bank with approximately $2.1 billion in assets and 10 Massachusetts locations in Cambridge, Boston, Belmont, Concord, Lexington, and Weston. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $3.1 billion in client assets under management and administration. The Wealth Management group maintains offices in Boston, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at www.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: economic conditions being less favorable than expected, disruptions to the credit and financial markets, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, disruptions in the Company’s ability to access the capital markets and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year end December 31, 2018, which the Company filed on March 18, 2019. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED QUARTERLY RESULTS

March 31, 2019

		Three Months Ended
		March 31,
		2019	2018
		(dollars in thousands, except per share data)

Interest and Dividend Income		$19,118	$16,132
Interest Expense		2,857	979
Net Interest and Dividend Income		16,261	15,153
(Release of) Provision for Loan Losses		(93)	409
Noninterest Income		7,957	8,178
Noninterest Expense		16,373	15,501
Income Before Income Taxes		7,938	7,421
Income Tax Expense		1,740	1,616
Net Income		$6,198	$5,805

Data Per Common Share:
Basic Earnings Per Share		$1.51	$1.42
Diluted Earnings Per Share		1.49	1.41
Dividends Declared Per Share		0.51	0.48

Avg. Common Shares Outstanding:
Basic		4,072,805	4,053,355
Diluted		4,106,658	4,071,975

Selected Operating Ratios:
Net Interest Margin, FTE		3.26%	3.28%
Cost of Funds		0.57%	0.21%
Cost of Interest Bearing Liabilities		0.82%	0.31%
Cost of Deposits		0.55%	0.22%
Cost of Deposits excluding Brokered Deposits		0.50%	0.18%
Return on Average Assets		1.18%	1.21%
Return on Average Earning Assets		1.24%	1.24%
Return on Average Equity		14.90%	15.80%
Efficiency Ratio		67.61%	66.44%

	March 31,	December 31,	March 31,
	2019	2018	2018

Total Assets	$2,138,548	$2,101,384	$1,961,750
Total Loans	1,555,154	1,559,772	1,381,754
Non-Performing Loans	626	642	1,547
Allowance for Loan Losses	16,652	16,768	15,732
Allowance to Total Loans	1.07%	1.08%	1.14%
Total Deposits	1,902,383	1,811,410	1,782,392
Total Shareholders’ Equity	172,268	167,026	150,873
Total Shareholders’ Equity to Total Assets	8.06%	7.95%	7.69%
Wealth Management AUM	2,990,375	2,759,547	2,974,798
Wealth Management AUM & AUA	3,099,478	2,876,702	3,140,370
Book Value Per Share	41.78	40.67	36.79

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$37,006	$18,473
Investment securities
Available for sale, at fair value (amortized cost $147,377 and $172,290, respectively)	144,762	168,163
Held to maturity, at amortized cost (fair value $300,607 and $281,310, respectively)	298,830	282,869
Total investment securities	443,592	451,032
Loans held for sale, at lower of cost or fair value	—	—
Loans
Residential mortgage	613,254	604,331
Commercial mortgage	749,835	757,957
Home equity	68,849	69,336
Commercial & Industrial	90,172	93,712
Consumer	33,044	34,436
Total loans	1,555,154	1,559,772
Less: allowance for loan losses	(16,652)	(16,768)
Net loans	1,538,502	1,543,004
Federal Home Loan Bank of Boston Stock, at cost	2,672	6,844
Bank owned life insurance	31,060	30,933
Banking premises and equipment, net	8,719	8,578
Deferred income taxes, net	7,167	8,717
Accrued interest receivable	6,012	5,762
Other assets	63,818	28,041
Total assets	$2,138,548	$2,101,384
Liabilities
Deposits
Demand	$490,649	$494,492
Interest bearing checking	385,605	431,702
Money market	146,925	135,585
Savings	709,940	628,212
Certificates of deposit	169,264	121,419
Total deposits	1,902,383	1,811,410
Short-term borrowings	—	90,000
Long-term borrowings	3,366	3,409
Other liabilities	60,531	29,539
Total liabilities	1,966,280	1,934,358
Shareholders’ Equity
Common stock, par value $1.00; Authorized 10,000,000 shares; Outstanding: 4,123,618 shares and 4,107,051 shares, respectively	4,124	4,107
Additional paid-in capital	38,239	38,271
Retained earnings	135,235	131,135
Accumulated other comprehensive loss	(5,330)	(6,487)
Total shareholders’ equity	172,268	167,026
Total liabilities and shareholders’ equity	$2,138,548	$2,101,384

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2019	2018
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$16,284	$13,378
Interest on tax-exempt loans	89	96
Interest on taxable investment securities	1,980	1,714
Interest on tax-exempt investment securities	571	622
Dividends on FHLB of Boston stock	76	51
Interest on overnight investments	118	271
Total interest and dividend income	19,118	16,132
Interest expense
Interest on deposits	2,501	962
Interest on borrowed funds	356	17
Total interest expense	2,857	979
Net interest and dividend income	16,261	15,153
Provision for Loan Losses	(93)	409
Net interest and dividend income after provision for loan losses	16,354	14,744
Noninterest income
Wealth management revenue	6,124	6,126
Deposit account fees	738	750
ATM/Debit card income	276	271
Bank owned life insurance income	127	128
Gain (loss) on disposition of investment securities	(87)	—
Gain on loans held for sale	16	27
Loan related derivative income	436	472
Other income	327	404
Total noninterest income	7,957	8,178
Noninterest expense
Salaries and employee benefits	10,827	10,073
Occupancy and equipment	2,330	2,227
Data processing	1,346	1,230
Professional services	807	887
Marketing	404	438
FDIC insurance	—	151
Merger expenses	91	—
Other expenses	568	495
Total noninterest expense	16,373	15,501
Income before income taxes	7,938	7,421
Income tax expense	1,740	1,616
Net income	$6,198	$5,805
Share data:
Weighted average number of shares outstanding, basic	4,072,805	4,053,355
Weighted average number of shares outstanding, diluted	4,106,658	4,071,975
Basic earnings per share	$1.51	$1.42
Diluted earnings per share	$1.49	$1.41

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	March 31, 2019			March 31, 2018
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,543,585	$16,284	4.28%	$1,352,562	$13,378	4.01%
Tax-exempt	9,743	112	4.66	11,039	122	4.48
Securities available for sale (3)
Taxable	164,607	712	1.75	206,463	837	1.64
Securities held to maturity
Taxable	209,347	1,268	2.46	167,010	877	2.13
Tax-exempt	73,851	723	3.97	79,207	787	4.03
Cash and due from banks	33,025	118	1.45	76,931	271	1.43
Total interest-earning assets (4)	2,034,158	19,217	3.83%	1,893,212	16,272	3.49%
Non interest-earning assets	114,505			68,608
Allowance for loan losses	(16,688)			(15,479)
Total assets	$2,131,975			$1,946,341
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$391,863	$82	0.08%	$436,741	$50	0.05%
Savings accounts	688,951	1,486	0.87	611,258	546	0.36
Money market accounts	130,226	380	1.18	65,749	25	0.15
Certificates of deposit	153,257	553	1.46	152,880	341	0.90
Total interest-bearing deposits	1,364,297	2,501	0.74	1,266,628	962	0.31
Other borrowed funds	54,124	356	2.67	3,551	17	1.94
Total interest-bearing liabilities	1,418,421	2,857	0.82%	1,270,179	979	0.31%
Non-interest-bearing liabilities
Demand deposits	484,068			504,016
Other liabilities	60,810			23,165
Total liabilities	1,963,299			1,797,360
Shareholders’ equity	168,676			148,981
Total liabilities & shareholders’ equity	$2,131,975			$1,946,341
Net interest income on a fully taxable equivalent basis		16,360			15,293
Less taxable equivalent adjustment		(175)			(191)
Net interest income		$16,185			$15,102
Net interest spread (5)			3.01%			3.17%
Net interest margin (6)			3.26%			3.28%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

GAAP to Non-GAAP Reconciliation (Dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended March 31,
Operating Net Income / Operating Diluted EPS	2019	2018

Net Income (a GAAP measure)	$6,198	$5,805
Merger Expenses (Pretax)	91	—
Tax Effect of Merger-related Expenses(1)	(4)	—
Operating Net Income (a non-GAAP measure)	$6,285	$5,805
Less Dividends and Undistributed Earnings Allocated to Participating Securities	(61)	(64)
Operating Income Applicable to Common Shareholders	$6,224	$5,741
Weighted Average Diluted Shares	4,106,658	4,071,975
Operating Diluted earnings per share (a non-GAAP measure)	$1.52	$1.41

(1)

The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.